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                                                                    EXHIBIT 12.1

                              TEXTRON MANUFACTURING

                COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (UNAUDITED)

                           (In millions except ratios)

                                                                           Year
                                                    ----------------------------------------------------
                                                    1999        1998        1997        1996        1995
                                                    ----        ----       -----        ----        ----
Fixed charges:
    Interest expense (1)                            $ 56        $146        $117        $137        $168
    Distributions on preferred securities of
        subsidiary trust, net of income taxes         26          26          26          23          --
    Estimated interest portion of rents               26          20          14          18          18
                                                    ----       -----        ----        ----        ----

        Total fixed charges                         $108       $ 192        $157        $178        $186
                                                    ====       =====        ====        ====        ====


Income:
    Income from continuing operations
        before income taxes and distributions
        on preferred securities of subsidiary
        trust                                       $623       $ 763        $648        $540        $413
    Fixed charges (2)                                 82         166         131         155         186
    Eliminate equity in undistributed pretax
        income of finance subsidiaries               (92)        (47)        (36)        (64)        (61)
                                                    ----       -----        ----        ----        ----

        Adjusted income                             $613       $ 882        $743        $631        $538
                                                    ====       =====        ====        ====        ====

Ratio of income to fixed charges                    5.68        4.59        4.73        3.54        2.89
                                                    ====       =====        ====        ====        ====


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(1)     Includes interest unrelated to borrowings of $3 million in 1999, $16 million in 1998; $12 million in 1997, $11 million in 1996 and $23 million in 1995.

(2) Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes in 1999, 1998, 1997 and 1996.